Exhibit 99

FOR IMMEDIATE RELEASE

Innovo Group Reports 2005 Second Quarter Results

LOS ANGELES, July 7, 2005 - Innovo Group Inc. (NASDAQ: INNO) today announced net sales of $29.4 million for its second quarter ended May 28, 2005, a 15% increase over net sales of $25.6 million in the prior year comparative period.  For the second quarter, the Company recorded net income from continuing operations of $423,000, or $0.01 per share.

•                  The Company’s Joe’s Jeans subsidiary experienced an increase of over 100% in net sales during the second quarter compared to the prior year comparative period.

•                  Branded apparel sales were $9.7 million during the second quarter compared to $7.0 million in the prior year comparative period, a 38% increase.

•                  The Company’s private label apparel sales were $19.7 million compared to $18.5 million in the second quarter of 2004, a 6% increase.

•                  The Company’s overall gross margins increased to 25% for the second quarter of fiscal 2005 from 10% in the prior year comparative period.

•                  The Company generated net income from continuing operations of $423,000 during the period.

Jay Furrow, CEO of Innovo, commented: “We are pleased with the first six months of fiscal 2005 and continue to be encouraged with the overall direction of our business.  With the Company’s improved financial performance, we are optimistic about the Company’s ability to continue to successfully execute on our denim lifestyle strategy by capitalizing on our existing businesses and other opportunities that complement our overall strategy.”

Second Quarter Results Summary

For the three months ended May 28, 2005, our net sales increased to $29.4 million from $25.6 million in the prior year comparative period, a 15% increase.  The Company generated net income from continuing operations of $423,000 for the second quarter of 2005, or $0.01 per share, compared to a loss from continuing operations of $6.0 million during the prior year comparative period, or $0.21 per share.  As announced during the quarter, the Company completed the sale of its discontinued crafts business which resulted in a net income from discontinued operations of $282,000, or $0.01 per share, and a total net income during the second quarter of $705,000, or $0.02 per share.

The discussion below composes our financial results from our continuing operations during the relevant periods.  We have excluded our financial results from our discontinued operations.

Net Sales

Net sales increased to $29.4 million in the second quarter of fiscal 2005 compared to $25.6 million in the second quarter of fiscal 2004, or a 15% increase.  During the period, net sales of the Company’s branded apparel increased to $9.7 million compared to $7.0 million in the prior year comparative period, a 38% increase.  Net sales of the Company’s private label apparel increased to $19.7 million for the second quarter of 2005 compared to $18.5 million in the prior year comparative period, a 6% increase.  The increase in net sales in the second quarter of fiscal 2005 was primarily attributable to: (i) an increase of over 100% in our net sales of our Joe’s Jeans branded apparel products due to growth of Joe’s Jeans in both the domestic and international markets; (ii) a slight increase in sales to our private label customers in the apparel segment; (iii) overall strong demand for denim apparel products in the marketplace; and (iv) improved overall production and delivery performance compared to the second quarter of fiscal 2004.

Gross Margins

Gross profit increased to $7.2 million in the second quarter of fiscal 2005 compared to $2.5 million in the second quarter of fiscal 2004, a 194% increase.  Our gross margin increased to 25% for the second quarter of fiscal 2005 from 10% for the second quarter of fiscal 2004.  This overall gross margin improvement for the second quarter of fiscal 2005 was primarily attributable to improved gross margins from our branded apparel products due to (i) an increase in the average selling price for our Joe’s Jeans® products compared to the second quarter of fiscal 2004; (ii) improved overall production and delivery performance in the second quarter of fiscal 2005; (iii) higher than average sales to discounters at cost in the second quarter of fiscal 2004 in order to reduce slower moving and excess inventory during that period; (iv) a one-time inventory write-down of $1.7 million we recorded in the second quarter of fiscal 2004 against our slow moving and out-of-season Fetish™ branded apparel inventory.  Our branded apparel gross margin increase was partially offset by a 1% decrease in gross margins for our private label apparel products in the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004.

SG&A Expenses

Selling, general and administrative expenses decreased to $6.0 million for the second quarter of fiscal 2005 from $7.9 million for the second quarter of fiscal 2004, a 24% decrease.  The SG&A decrease in the second quarter of fiscal 2005 is largely a result of the following factors: (i) $2,105,000 of expense in the second quarter of fiscal 2004 directly related to the termination of the Fetish™ license which we did not incur in the second quarter of fiscal 2005; and (ii) a decrease in advertising expenses of $250,000 associated with the terminated Fetish™ and Shago® license agreements.  These decreases were partially offset by an increase in our selling expenses, which consist primarily of sales commissions, royalties, and an earn-out expense on sales to AEO, of approximately $390,000 due to our overall increase in net sales of 15%.

Income (Loss) from Continuing Operations

The factors explained above resulted in the Company generating net income from continuing operations of $423,000 for the second quarter of fiscal 2005, or $0.01 per share, compared to a loss from continuing operations of $6.0 million for the second quarter of fiscal 2004, or $0.21 per share.

Conference Call Information

Innovo’s Chief Executive Officer and Chief Financial Officer will present a discussion of Innovo Group’s operating performance on its second quarter 2005 earnings conference call, which is scheduled for Thursday, July 7, 2005, at 4:30 p.m. EST.  To access the live call, please dial (800) 299-9630 (U.S.) or (617) 786-2904 (international).  The conference ID number and participant passcode is 73367002 and is entitled the “Q2 2005 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on July 7, 2005 until 11:58 PM Eastern Time on July 14, 2005 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 20714477.  In addition, the conference call will be archived for one week on the Company’s website at www.innovogroup.com.

The following tables should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended May 28, 2005, to be filed with the Securities and Exchange Commission on or before July 12, 2005.

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	05/28/05	11/27/04
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,028	$516
Accounts receivable and due from factor, net of allowance for customer credits and allowance of $464 (2005) and $1,022 (2004)	211	2,208
Inventories	11,295	5,524
Due from related parties	5,193	1,747
Prepaid expenses and other current assets	148	384
Assets of discontinued operations	1,858	3,131
Total current assets	19,733	13,510

Property and equipment, net	475	270
Goodwill	12,592	12,592
Other intangible assets, net	11,006	11,690
Other assets	90	81

Total assets	$43,896	$38,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,076	$3,243
Due to factor	830	—
Due to related parties	170	143
Convertible notes payable, net of discount	221	4,132
Note payable to officer	106	439
Current portion of related party long-term debt	1,363	673
Liabilities of discontinued operations	652	607
Total current liabilities	8,418	9,237

Related party long-term debt	7,937	8,627

Commitments and Contingencies

8% Redeemable preferred stock, $0.10 par value: 5,000 shares authorized, 0 shares issued and outstanding (2005) and 194 shares issued and outstanding (2004)	—	—
Stockholders’ equity
Common stock, $0.10 par value: 40,000 shares authorized 33,265 shares issued and 33,153 outstanding (2005) and 29,266 shares issued and 29,189 outstanding (2004)	3,327	2,927
Additional paid-in capital	78,503	72,043
Accumulated deficit	(51,513)	(51,400)
Promissory note-former officer	—	(703)
Treasury stock, 112 shares (2005) and 77 shares (2004)	(2,776)	(2,588)
Total stockholders’ equity	27,541	20,279

Total liabilities and stockholders’ equity	$43,896	$38,143

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Six months ended
	05/28/05	05/29/04	05/28/05	05/29/04
	(unaudited)		(unaudited)

Net sales	$29,398	$25,546	$52,496	$38,535
Cost of goods sold	22,157	23,086	40,367	34,078
Gross profit	7,241	2,460	12,129	4,457

Operating expenses
Selling, general and administrative	5,967	7,874	10,656	13,697
Depreciation and amortization	380	371	756	788
	6,347	8,245	11,412	14,485
Income (loss) from continuing operations	894	(5,785)	717	(10,028)
Interest expense	(462)	(250)	(899)	(640)
Other income (expense)	—	1	7	(48)
Income (loss) from continuing operations, before taxes	432	(6,034)	(175)	(10,716)
Income taxes	9	(44)	18	(11)
Income (loss) from continuing operations	423	(5,990)	(193)	(10,705)

Discontinued operations, net of tax	282	(738)	80	(992)
Net income (loss)	$705	$(6,728)	$(113)	$(11,697)

Earnings (loss) per common share - Basic
Earnings (loss) from continuing operations	$0.01	$(0.21)	$(0.01)	$(0.39)
Earnings (loss) from discontinued operations	0.01	(0.02)	(0.00)	(0.04)
Earnings (loss) per common share - Basic	$0.02	$(0.23)	$(0.01)	$(0.43)

Earnings (loss) per common share - Diluted
Earnings (loss) from continuing operations	$0.01	$(0.21)	$(0.01)	$(0.39)
Earnings (loss) from discontinued operations	0.01	(0.02)	(0.00)	(0.04)
Earnings (loss) per common share - Diluted	$0.02	$(0.23)	$(0.01)	$(0.43)

Weighted average shares outstanding
Basic	31,763	28,928	30,590	27,358
Diluted	33,326	28,928	30,590	27,358

INNOVO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended
	05/28/05	05/29/04
	(unaudited)

Cash used in continuing activities	$(3,658)	$(6,971)
Cash (used in) provided by discontinued operations	506	(160)
Net cash used in operating activities	(3,152)	(7,131)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investment in real estate	—	98
Purchases of property and equipment	(226)	(105)
Net cash used in continuing activities	(226)	(7)
Cash used in discontinued operations	—	(11)
Net cash used in investing activities	(226)	(18)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments on) factor borrowing	830	(69)
Payments on notes payables and long-term debt	—	(68)
Payments on note payable officer	(333)	—
Proceeds from promissory note - former officer	703	—
Exercise of stock options	566	13
Exercise of warrants	2,175	422
Payment of stock issuance expense	(2)	(117)
Net cash provided by continuing activities	3,939	181
Cash used by discontinued operations	(49)	(51)
Net cash provided by financing activities	3,890	130

NET CHANGE IN CASH AND CASH EQUIVALENTS	512	(7,019)

CASH AND CASH EQUIVALENTS, at beginning of period	516	7,034

CASH AND CASH EQUIVALENTS, at end of period	$1,028	$15

Supplemental disclosures of non-cash activities
Convertible notes converted to common stock	$4,155	$12,500
Treasury stock tendered as payment for stock option exercise	188

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe’s Jeans, is a sales and marketing organization designing and selling apparel products to the retail and premium markets.  The Company currently produces products under license agreements and other agreements for private label and branded products.  The Company’s apparel products consist of men’s and women’s denim and denim-related apparel products, including, women’s high-end denim jeans and knit shirts featuring the Joe’s Jeans®, indie™ and Betsey Johnson® brand.  More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate, “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as indie™; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group Inc.

Shane Whalen 323-278-6764